Exhibit 99.1

McorpCX, Inc. Reports Third Quarter Results and Continued Year-over-Year Revenue Growth

San Francisco, CA, November 16, 2018 (PRNewswire) -- Customer experience consulting and solutions company McorpCX, Inc. (TSXV: MCX, OTCQB: MCCX) (“McorpCX” or the “Company”) reported its financial results for the quarter ended September 30, 2018.

Select financial highlights for the three and nine months ended September 30, 2018:

●

Total revenue increased by 44% from $647,436 during the third quarter of 2017 to $933,836 during the third quarter of 2018 and by 91% from $1,547,340 in the first nine months of 2017 to $2,952,344 in the first nine months of 2018.

●

We recorded net losses of $254,176 and $308,962 in the third quarter and first nine months of 2018, respectively, compared to net losses of $10,695 and $341,881 for the third quarter and first nine months of 2017.

●

The Company reported EBITDA(1) of ($204,478) and ($154,840) in the third quarter and first nine months of 2018, respectively, compared to $45,962 and ($164,032) in the third quarter and first nine months of 2017.

●	The Company had a cash balance of $1,469,921 at September 30, 2018 compared to a cash balance of $1,616,076 at December 31, 2017.

Chief Executive Officer Gregg Budoi stated that, “During 2018, we have continued to focus our sales and marketing efforts on growing our CX consulting services to attract new clients and further enhance our relationships with existing clients resulting in 91% year-over-year revenue growth. We are also actively seeking to acquire or license add-on technology platforms that will augment our existing services and product offering and are working to further solidify our relationships with our CX consulting clients,” he concluded.

For a complete discussion of the Company's financial condition and operating results, see our Form 10Q for the period ending September 30, 2018 and our 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on EDGAR and with Canadian securities regulators on SEDAR.

McorpCX is dedicated to helping organizations improve customer experiences, increase customer loyalty and retention, reduce costs and increase revenue. We believe that delivering better customer experiences is a powerful, sustainable way for any organization to differentiate from their competition. As such, we are engaged in the business of providing specialized CX consulting services and where applicable offering technology-enabled products designed to help corporations improve their customer listening and customer experience management capabilities, with the goal of helping them design and deliver better experiences for their customers.

(1)

We define EBITDA as the net loss plus interest, tax, depreciation and amortization expenses. We consider EBITDA to be a meaningful supplement to net income (loss) as a performance measure primarily because depreciation and amortization expenses are not actual cash costs, and interest and tax expenses are not related to our direct operating activities. See below for a reconciliation of net income (loss) to EBITDA. In addition, we believe EBITDA is commonly used by investors and other interested parties to evaluate our financial performance. EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs. EBITDA should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, or as an alternative to net cash from operating activities as a measure of liquidity. EBITDA is an internal measure and therefore may not be comparable to other companies.

The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net Income (Loss)	$(254,176)	$(10,695)	$(308,962)	$(341,881)
Depreciation and Amortization	(49,053)	(54,208)	(153,074)	(169,658)
Interest expense	(645)	(2,449)	(1,048)	(8,191)

EBITDA	$(204,478)	$45,962	$(154,840)	$(164,032)

About McorpCX

McorpCX (http://mcorp.cx) is a customer experience services company targeting the Global Customer Experience Management (CXM) market, estimated by marketsandmarkets to grow from USD 5.98 Billion in 2017 to 16.91 Billion USD by 2022, at a CAGR of 23.1% from 2017 to 2022. Customers range from Fortune 100 brands to fast-moving mid-market leaders and other customer-centric companies. McorpCX is focused on pursuing value-enhancing growth opportunities for its shareholders.

For more information, please contact:

General Information: 1-866-526-2655 toll free in the U.S., or +1-415-526-2655

Investors: ir@mcorp.cx

Website: http://mcorp.cx

Twitter: @McorpCX (https://twitter.com/mcorpcx)

Forward-Looking Statements

Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of the United States securities laws and applicable Canadian securities legislation. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to the Company and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements include statements relating to the Company's business and operations as well as the anticipated growth Global Customer Experience Management (CEM) market. Such statements involve assumptions relating to the Company's business, the ability of the Company to execute on its business plan, the competitive environment of the Company's products and services and the future development and pricing of the Company’s products and services. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: general economic and business conditions, changes in demand for the Company’s products and services, changes in the competitive environment and the introduction of competing software solutions by competitors, the Company’s ability to complete any future required financing and the Company’s dependence upon and availability of qualified personnel. In light of these and other uncertainties, the forward-looking statements included in this press release should not be regarded as a representation by the Company that its plans and objectives will be achieved. These forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise the statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

SOURCE McorpCX, Inc.